As filed with the Securities and Exchange Commission on October 13, 2020

No. 333-231325

No. 333-216801

No. 333-209938

No. 333-200998

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231325

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-216801

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-209938

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-200998

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ON DECK CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36779	42-1709682
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Broadway, 25th Floor, New York, New York 10018

(888) 269-4246

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2014 Employee Stock Purchase Plan

2014 Equity Incentive Plan

2007 Stock Incentive Plan

(Full title of the plan)

Cory Kampfer

On Deck Capital, Inc.

1400 Broadway, 25th Floor

New York, New York 10018

(888) 269-4246

(Name, Address and Telephone number, including area code, of Agent for Service)

With a copy to:

Marc Holloway, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement No. 333-231325, filed May 9, 2019, registering 753,753 common shares, par value $0.005 per share (the “Common Stock”), of On Deck Capital, Inc. (“On Deck”) for the 2014 Employee Stock Purchase Plan.

•

Registration Statement No. 333-216801, filed March 17, 2017, registering 2,864,228 shares of Common Stock for the 2014 Equity Incentive Plan and 456,006 shares of Common Stock for the 2014 Employee Stock Purchase Plan.

•

Registration Statement No. 333-209938, filed March 4, 2016, registering 2,802,408 shares of Common Stock for the 2014 Equity Incentive Plan and 202,732 shares of Common Stock for the 2014 Employee Stock Purchase Plan.

•

Registration Statement No. 333-200998, filed December 17, 2014, registering 7,200,000 shares of Common Stock for the 2014 Equity Incentive Plan, 1,800,000 shares of Common Stock for the 2014 Employee Stock Purchase Plan, and 10,484,654 shares of Common Stock for the 2007 Stock Incentive Plan.

On October 13, 2020, Enova International, Inc. (“Enova”) completed its acquisition of On Deck. Pursuant to the Agreement and Plan of Merger dated as of July 28, 2020, as amended on September 18, 2020, by and among Enova, On Deck, and Energy Merger Sub, Inc., an indirect wholly owned subsidiary of Enova (“Merger Sub”) (the “Merger Agreement”), Merger Sub merged with and into On Deck (the “Merger”), with On Deck surviving as a wholly owned subsidiary of Enova.

At the effective time of the Merger, (a) each outstanding share of Common Stock (other than cancelled shares and dissenting shares) was automatically cancelled and converted into the right to receive (x) $0.12 in cash and (y) 0.092 shares of Enova common stock and (b) equity awards relating to Common Stock were treated in accordance with the Merger Agreement.

As a result of the Merger, On Deck has terminated any and all of the offerings of On Deck’s securities pursuant to the Registration Statements. On Deck hereby removes from registration any and all of the securities of On Deck registered under the Registration Statements that remain unsold as of the date of this Amendment, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, On Deck has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of October, 2020.

On Deck Capital, Inc.

/s/ Cory Kampfer
By:	Cory Kampfer
Title:	Chief Operations Officer and General Counsel

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.